Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the (a) Registration Statement (Form S-3 No. 333-50428) pertaining to the registration of $100 million of Onyx Software Corporation common stock, (b) Registration Statement (Form S-8 No. 333-72235) pertaining to the Onyx Software Corporation 1998 Employee Stock Purchase Plan, the Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan, and the 1998 Stock Incentive Compensation Plan, (c) Registration Statement (Form S-8 No. 333-55414) pertaining to the Onyx Software 2001 Nonofficer Employee Stock Compensation Plan, two Stock Option Agreements, each dated January 5, 2001, between Onyx Software Corporation and Kevin Corcoran and the Stock Option Agreement, dated January 30, 2001, between Onyx Software Corporation and Leslie Rechan, and (d) Registration Statement (Form S-8 No. 333-63214) pertaining to the Onyx Software 2001 Nonofficer Employee Stock Compensation Plan; of our report dated January 29, 2002, except for Note 18, as to which the date is February 14, 2002, with respect to the consolidated financial statements and schedule of Onyx Software Corporation as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Seattle, Washington	ERNST & YOUNG LLP
March 20, 2003